Exhibit 4.15
Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
DATED 11 July 2008
AVIVA INTERNATIONAL HOLDINGS LIMITED
and
WNS CAPITAL INVESTMENT LIMITED

SHARE SALE AND PURCHASE AGREEMENT
relating to the sale and purchase of
shares in AVIVA GLOBAL SERVICES SINGAPORE PRIVATE LIMITED

Slaughter and May	Eversheds LLP
One Bunhill Row	One Wood Street
London EC1Y 8YY	London EC2V 7SW
(JADM/TLW)
CA081840001

THIS AGREEMENT is made 11 July 2008
BETWEEN:
1.	AVIVA INTERNATIONAL HOLDINGS LIMITED whose registered office is at St Helens, 1 Undershaft, London, EC3P 3DQ (registered in England No. 02180206) (the “Seller”);
AND
2.	WNS CAPITAL INVESTMENT LIMITED whose registered office is at 10 Frere Felix de Valois Street, Port Louis, Mauritius (registered in Mauritius No. 081866) (the “Purchaser”).
WHEREAS:
(A)	The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement.

(B)	Particulars of each member of the current Group (as defined in this Agreement) are set out in Part A of Attachment 1 (Basic information about the Company) and Part B of Attachment 1 (Basic information about the Existing Subsidiaries). Part C of Attachment 1 (Basic information about the EXL Pune SPV) contains particulars relating to the EXL Pune SPV and Part D of Attachment 1 (Basic information about the Chennai SPV) contains particulars relating to the Chennai SPV.

(C)	Aviva Global Services (Management Service) Private Limited has agreed to appoint the Purchaser as service provider and prime contractor to supply certain business process outsourcing services to members of the Retained Group and the Purchaser has agreed to supply such services, in each case on the terms and conditions set out in the Master Services Agreement
NOW IT IS HEREBY AGREED as follows:
1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it:
“Accounts”	means the audited financial statements of the Company prepared in accordance with the provisions of the Singapore Companies Act, Cap. 50 and Financial Reporting Standards generally accepted in Singapore for the accounting reference period ended on 31 December 2007 comprising the balance sheet, the profit and loss account and the notes to the accounts, a copy of which is included in the Disclosure Documents;

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“Accounts Date”	means 31 March 2008;

“AGSSV Share”	means the one share of 1 Indian Rupee in the share capital of Aviva Global Shared Services Private Limited held by Norwich Union Insurance Limited;

“Bangalore Share”	means the one share of 10 Indian Rupees in the share capital of Aviva Global Services (Bangalore) Private Limited held by Undershaft Limited;

“Books and Records”	has its common law meaning and includes, without limitation, all notices, correspondence, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London;

“Business Information”	means all information (in whatever form held) including (without limitation) all:
(i)	formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii)	customer lists, sales, marketing and promotional information;

(iii)	business plans and forecasts; and

(iv)	all accounting and tax records, correspondence, orders and enquiries;
“Cash”	means all cash at bank or in hand and all cash equivalents, and any interest thereon;

“Chennai Cash”	means the amount of Cash held by the Chennai SPV as at the close of business on the Completion Date (as that term is defined in the Chennai SSPA) of the Chennai SSPA, as determined in accordance with sub-clause 4.6 or 4.8 of the Chennai SSPA (as applicable) and stated in pounds sterling;

“Chennai Initial Payment”	means XXXXX (being XXXXX plus the Chennai Provisional Consideration) payable by Chennai SPV to 24/7 Customer.com Inc. pursuant to sub-clause 4.1 of the Chennai SSPA;

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“Chennai Inter-company Payable”	means the amount of the inter-company payable owed by Chennai SPV to 24/7 Customer.com Inc. as at the close of business on the Completion Date (as that term is defined in the Chennai SSPA) of the Chennai SSPA, as determined in accordance with sub-clause 4.6 or 4.8 of the Chennai SSPA (as applicable) and stated in pounds sterling;

“Chennai NAV”	means the Net Asset Value (as that terms is defined in the Chennai SSPA) of the Chennai SPV as determined in accordance with sub-clause 4.6 or 4.8 of the Chennai SSPA and stated in pounds sterling;

“Chennai Provisional Cash”	means XXXXX;

“Chennai Provisional Consideration”	means XXXXX;

“Chennai Provisional Inter-company Payable”	means XXXXX;

“Chennai SPV”	means Customer Operational Services (Chennai) Private Limited, basic information concerning which is set out in Part D of Attachment 1 (Basic information about the Chennai SPV);

“Chennai SSPA”	means the share sale and purchase agreement relating to the acquisition by the Company of Customer Operational Services (Chennai) Private Limited from 24/7 Customer, Inc. executed by the parties to that agreement on 8 July 2008;

“Companies Act”	means the Companies Act 2006, the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

“Company”	means Aviva Global Services Singapore Private Limited, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Company);

“Completion”	means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date”	means the date of this Agreement or such other date as the parties may agree in writing;

“Computer Systems”	means all computer hardware, Software, microprocessors and any other items that connect with any of them which in each case are used by any member of the Group or are in the possession of any member of the Group;

“Customer Group”	has the meaning given in the Master Services Agreement;

“Data Room List”	has the meaning given in the Disclosure Letter;

“Disclosure Documents”	means the documentation relating to the Group which has, prior to the date of this Agreement, been made available for inspection and which are listed in or annexed to the Disclosure Letter (including, for the avoidance of doubt, the documentation listed in the Data Room List and the Supplementary List);

“Disclosure Letter”	means the letter dated 10 July 2008 (disclosing, amongst other things, the Disclosure Documents) written by the Seller to the Purchaser for the purposes of sub-clause 10.1 (Purchaser’s remedies and Seller’s limitations on liability) and delivered to the Purchaser’s Solicitors before the execution of this Agreement;

“EHS Matters”	means all matters relating to the protection, maintenance or condition of, or prevention of harm to, the environment (air, water and land), or its remediation, restoration or renewal, or the protection of human health, the conditions of the work place or the creation of any nuisance;

“Enquiries”	means a written request being made (no more than one Business Day before the date of this Agreement) for details of any fact or circumstance that renders any of the Warranties referring to the recipient’s area of responsibility inaccurate in any material respect;

“Exchange Rate”	means the spot rate of exchange at which Standard Chartered Bank will convert Indian Rupees into pounds sterling as at 11 a.m. on the relevant date;

“Existing Subsidiaries”	means the Indian Subsidiaries and the Sri Lankan Subsidiary, basic information concerning which are set out in Part B of Attachment 1 (Basic information about the Existing Subsidiaries);

“EXL Call Option”	means the option granted by EXL Holdings Inc. to the Company over the entire issued share capital of EXL Pune SPV in the Virtual Shareholders’ Agreement dated 24 August 2004 between, inter alia, the Company, EXL Holdings Inc. and EXL

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Pune SPV (as amended by the three amendment letters dated 1 July 2007, 16 September 2007 and 5 February 2008 respectively);

“EXL Noida Escrow Deed”	means the escrow deed entered into between, inter alia, ExlService Holdings Inc., the Company and Aviva Group Holding Limited on 30 May 2008;

“EXL Noida Settlement Deed”	means the deed of settlement entered into between, inter alia, Norwich Union Insurance Limited, the Seller, the Company and ExlService Holdings, Inc., on the date hereof;

“EXL Pune Cash”	means the amount of Cash held by the EXL Pune SPV as at the close of business on the Completion Date (as that term is defined in the EXL Pune SSPA) of the EXL Pune SSPA, as determined in accordance with sub-clause 4.5 or 4.7 of the EXL Pune SSPA (as applicable) and stated in pounds sterling;

“EXL Pune Completion Notice”	means the notice delivered to ExlService Holdings Inc. by the Company and Aviva Global Holdings Limited on the date hereof giving notice of the Company’s intention to complete the EXL Pune SSPA within 30 Business Days;

“EXL Pune Escrow Deed”	means the escrow deed entered into between ExlService Holdings Inc., the Company and Aviva Group Holdings Limited on 27 June 2008;

“EXL Pune NAV”	means the Net Asset Value (as that terms is defined in the EXL Pune SSPA) of the EXL Pune SPV as determined in accordance with sub-clause 4.5 or 4.7 of the EXL Pune SSPA and stated in pounds Sterling;

“EXL Pune Provisional Cash”	means XXXXX

“EXL Pune Provisional Consideration”	means XXXXX

“EXL Pune SPV”	means Noida Customer Operations Private Limited, basic information concerning which is set out in Part C of Attachment 1 (Basic Information About the EXL Pune SPV);

“EXL Pune SSPA”	means the share sale and purchase agreement relating to the acquisition by the Company of Noida Customer Operations Private Limited from Exlservice Holdings, Inc. to be executed by the parties to that agreement in substantially the form disclosed to the Purchaser in the Disclosure Documents and currently held in escrow by Aviva Group Holdings Limited pursuant to the EXL Pune Escrow Deed;

“Group”	unless otherwise specified, means the Company and all the Subsidiaries;

“Indian Subsidiaries”	means Aviva Global Shared Services Private Limited and Aviva Global Services Bangalore Private Limited, basic information concerning which is set out in Part B of Attachment 1 (Basic information about the Existing Subsidiaries);

“Indian Subsidiary Accounts”	means the audited financial statements of the Indian Subsidiaries each prepared in accordance with the Generally Accepted Accounting Principles in India for the accounting reference period ended on the Accounts Date comprising the balance sheet, the profit and loss account and the notes to the accounts, a copy of each of which are included in the Disclosure Documents;

“Information Technology”	means computer hardware, software and networks;

“Inscope Business Units”	means Customer Group business units located in:
(i)	the United Kingdom (excluding Morley Asset Management); or

(ii)	Canada,
at the date of this Agreement;

“Inscope Services”	means :
(i)	finance and accounting;

(ii)	insurance back-office including claims processing, policy administration, underwriting/actuarial support, premium processing and collection, subrogation, collections and recoveries;

(iii)	customer interaction services including call-centres, email handling, correspondence management services;

(iv)	mid-office/analytics services including market research data processing, customer/sales data running and analytics, business and financial research and analytics;

(v)	back-office services for other industries that any member of Customer Group diversifies into including

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asset management;
“Intellectual Property”	means patents, trade marks, rights in designs, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Inter-company Funding”	means the XXXXX owed by the Company to the Seller as at the Accounts Date;

“IP Security Interest”	means any mortgage, charge, lien, pledge, assignment by way of security or other security interest of any kind and any agreement to create any of the foregoing;

“Management Accounts”	means the unaudited management accounts of the Company as at 31 March 2008, a copy of which is included in the Disclosure Documents;

“Master Services Agreement”	means the agreement for the provision of business process outsourcing services entered into between the Aviva Global Services (Management Services) Private Limited and the Purchaser on the date hereof;

“Names”	means “Aviva”, “Norwich Union”, “RAC”, “Hibernian” and any other trading or business name of the Retained Group used by the Group prior to the date of this Agreement;

“Ordinary Trading Items”	means ordinary trade indebtedness outstanding at Completion and relating to the period up to Completion only, between, on the one hand, one or more members of the Group and, on the other hand, one or more members of the Retained Group;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;

“Property Owner”	means, in relation to any Relevant Property, the person referred to as the owner in Attachment 2 (Relevant Properties);

“Purchaser’s Group”	means the Purchaser, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Purchaser from time to time and all other subsidiaries of any such holding company from time to time (including, for the avoidance of doubt, each member of the Group following

Completion);

“Purchaser’s Solicitors”	means Eversheds LLP of One Wood Street, London EC2V 7SW and/or Desai & Diwanjii of Lentin Chambers, Dalal Street, Fort Mumbai 400001, as applicable;

“Relevant Property”	means the Property or Properties referred to in Attachment 2 (Relevant Properties);

“Request for Proposal”	means the documents of that name dated 3 November 2007 and 31 March 2008 and the letter amending the 31 March 2008 Request for Proposal sent by Deutsche Bank to WNS Global Services Private Limited and WNS (Limited) dated 8 May 2008;

“Retained Group”	means the Seller, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Seller from time to time and all other subsidiaries or subsidiary undertakings of any such holding company from time to time (excluding, for the avoidance of doubt, members of the Group following Completion);

“Security Interest”	means any mortgage, charge, lien, pledge, assignment by way of security, encumbrance, hypothecation or other security interest of any kind and any agreement to create any of the foregoing;

“Seller’s Account”	means the account held by the Seller with Citibank, of Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, swift code CITIGB2L, account number 10410195;

“Seller’s Marks”	has the meaning given in sub-clause 11.1 (Retained Group Brands);

“Seller’s Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY;

“Senior Employees”	has the meaning given in sub-paragraph 17.1 of Schedule 3 (Warranties);

“Service Document”	means a claim form, application notice, order or judgement or other document relating to any Proceedings;

“Shares”	means all the issued shares in the capital of the Company;

“Share Purchase Price”	means the amount set out in the line entitled “Share Purchase Price” in Attachment 4 (Purchase Price Adjustments);

“Share Purchase Documents”	means this Agreement, the Disclosure Letter, the Tax Covenant, and any other agreements entered into pursuant to this Agreement other than the Master Services Agreement;

“Software”	means any form of computer program, including applications software and operating systems;

“Sri Lankan Subsidiary”	means Aviva Global Services Lanka (Private) Limited basic information concerning which is set out in Part B of Attachment 1 (Basic information about the Existing Subsidiaries);

“Sri Lankan Subsidiary Accounts”	means the audited financial statements of the Sri Lankan Subsidiary prepared in accordance with the International Financial Reporting Standards generally accepted in Sri Lanka for the accounting reference period ended on the Accounts Date comprising the balance sheet, the profit and loss account and the notes to the accounts, a copy of which is included in the Disclosure Documents;

“Subsidiaries”	means the Existing Subsidiaries;

“Supplementary List”	has the meaning given in the Disclosure Letter;

“Tax”	has the meaning given in the Tax Covenant;

“Tax Authority”	has the meaning given in the Tax Covenant;

“Tax Covenant”	means the tax covenant in the agreed form;

“Tax Warranties”	means the warranties set out in paragraph 18 (Tax) of Schedule 3 (Warranties) and Tax Warranty shall be construed accordingly;

“Warranties”	means the warranties set out in Schedule 3 (Warranties) given by the Seller and “Warranty” shall be construed accordingly; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.
1.2	In this Agreement, unless otherwise specified:
(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, sub-sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs, sub-paragraphs, sub-sub-paragraphs of, and Schedules and Attachments to, this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of the Seller under this Agreement;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	use of any genders includes the other genders;

(F)	the expressions “accounting reference date”, “accounting reference period”, “allotment”, “current assets”, “debentures”, “holding company”, “paid up”, “profit and loss account”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Acts and the definition of “body corporate” shall have the meaning given in section 1173 of the Companies Act 2006;

(G)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Income and Corporation Taxes Act, 1988;

(H)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(I)	references to times of the day are to London time;

(J)	headings to clauses, Schedules and Attachments are for convenience only and do not affect the interpretation of this Agreement;

(K)	the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(L)	references to the knowledge, information, belief or awareness of the Seller (or similar phrases) shall be limited to the actual knowledge of Teresa Copping (in her capacity as Chief Executive Officer of the Company) and Steven Turpie (in his capacity as Financial Director of the Company) each having also made Enquiries of Roger Adams as to Tax, Rajiv Trehan as to Property and Papiya Banerjee as to pensions and employment matters;

(M)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(N)	any indemnity or covenant to pay (a “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that to the extent that the amount payable pursuant to such Payment Obligation (the “Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient it shall be adjusted as necessary so as to ensure that, after taking into account:
(i)	the amount of Tax required to be deducted or withheld from, and the Tax chargeable on such amount (including on the increased amount); and

(ii)	any Tax credit, repayment or other Tax benefit which is available to the indemnified party or the recipient of the Payment solely as a result of the matter giving rise to the Payment Obligation or as a result of receiving the Payment (which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment), the recipient of the Payment is in the same position as it would have been in if there had been no such Tax or Tax credit, repayment or other Tax benefit; and
(O)	references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification by the Purchaser’s Solicitors on behalf of the Purchaser and the Seller’s Solicitors on behalf of the Seller.
2.	Sale and purchase
2.1	The Seller shall sell with full title guarantee and the Purchaser shall purchase the Shares free from any Security Interest and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by any member of the Group on or at any time after Completion.

2.2	The Seller waives all rights of pre-emption over any of the Shares conferred upon it by the articles of association of the Company or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of pre-emption over any of the Shares are waived at the cost and expense of the Purchaser.

3.	Consideration
The consideration for the sale of the Shares by the Seller shall be the payment by the Purchaser to the Seller of the Share Purchase Price payable in accordance with clause 4 (Completion) and determined with reference to Attachment 4 (Purchase Price Adjustments).
4.	Completion
4.1	Completion shall take place immediately after signature of this Agreement at the offices of the Seller at 6 Temasek Boulevard, #22-01 Suntec Tower 4, Singapore.

4.2	At Completion the Seller shall do those things listed in Part A (Seller’s obligations) of Schedule 2 (Completion arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements).

4.3	Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

4.4	If the respective obligations of the Seller and/or the Purchaser under sub-clause 4.2 and Schedule 2 (Completion arrangements) are not complied with on the Completion Date the Purchaser or, as the case may be, the Seller may:
(A)	defer Completion (so that the provisions of this clause 4 shall apply to Completion as so deferred); or

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the other party.
4.5	If this Agreement is terminated in accordance with sub-clause 4.4 (and without limiting any party’s right to claim damages), all obligations of the Seller and the Purchaser under this Agreement shall end (except for the provisions of clauses 21 (Announcements), 22 (Confidentiality) and clause 23 (Costs and Expenses)) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.6	Payment by or on behalf of the Purchaser for the amount stated in clause 3 (Consideration) in accordance with paragraph 1 of Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements) shall constitute payment of the consideration for the Shares and shall discharge the obligation of the Purchaser under clause 2 (Sale and purchase).
5.	Seller’s Warranties
5.1	Subject to sub-clauses 10.1 and 10.2 (Purchaser’s remedies and Seller’s limitations on liability), the Seller warrants to the Purchaser that each of the Warranties is accurate in all material respects at the date of this Agreement.

5.2	The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties, and acknowledges that neither the Seller nor any members of the Retained Group (including, for this purpose, any member of the Group), or any of its or their respective agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

5.3	Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

5.4	Any payment made by the Seller pursuant to this clause 5 shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment.
6.	Locked Box
6.1	The Seller covenants that during the period from the Accounts Date and to the date of this Agreement, and save as permitted by Schedule 4 (Permitted Leakage):
(A)	no member of the Group has declared, authorised, made or paid any dividend or distribution to any member of the Retained Group;

(B)	no member of the Group has transferred any asset to, or assumed, indemnified or incurred any liability for the benefit of any member of the Retained Group;

(C)	no member of the Group has waived or released in favour of any member of the Retained Group any liability to pay, nor has any member of the Retained Group failed to pay when due and payable, any sum or obligation due by any such member of the Retained Group to any member of the Group;

(D)	no payment, management charge or fee has been or will be levied by any member of the Retained Group against any member of the Group, and there has been no payment by any member of the Group to any member of the Retained Group, other than any payment made pursuant to a trading contract entered into in the ordinary course and on arm’s length terms (including, for this purpose, payment of any Ordinary Trading Items);

(E)	no Group recharges by and between members of the Retained Group and members of the Group have been made other than any payment made pursuant to a trading contract entered into in the ordinary course and on arm’s length terms (including, for this purpose, payment of any Ordinary Trading Items); and

(F)	no member of the Group has made or entered into any agreement or arrangement to give effect to any of the matters referred to in sub-clauses 6.1(A) to (E) above.

6.2	To the extent that any of the events set out in sub-clause 6.1 have occurred, the Seller covenants to pay the Purchaser on an after-Tax basis an amount equal to such payments, dividends, distributions, other returns of capital, the value of any asset transferred, liability assumed or incurred (or in respect of which an indemnity has been given) or loss or liability incurred or sum or obligation waived, or which will be paid, returned, transferred, assumed, waived or incurred pursuant to an agreement or arrangement to do any of the foregoing.

6.3	In this clause 6, references to the “Group” are to be interpreted as references to the Company, to each Existing Subsidiary and not (for the avoidance of doubt) to the EXL Pune SPV, the Chennai SPV or NTrance Customer Services Private Limited.

6.4	Any payment made by the Seller pursuant to this clause 6 shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment.
7.	EXL Pune SPV Transfer
7.1	As soon as practicable after completion of the EXL Pune SSPA and, in any event within 20 Business Days of completion of the EXL Pune SSPA, the Purchaser shall procure that the Company, in accordance with the requirements of clause 4 (Consideration) of the EXL Pune SSPA, shall prepare (or cause the preparation of) and deliver to the Seller a draft statement of the EXL Pune NAV drawn up in accordance with the requirements of clause 4 (Consideration) of the EXL Pune SSPA (such draft statement to include an amount for the EXL Pune NAV and an amount for the EXL Pune Final Cash).

7.2	Following receipt of the statement delivered to it under sub-clause 7.1, the Seller shall be entitled (but not obliged) to undertake (or procure its accountants to undertake) a review of the draft statement of the EXL Pune NAV and the Purchaser shall procure that the Company shall provide to the Seller and its accountants all assistance and information reasonably required by the Seller and/or (as the case may be) its accountants in order to enable the Seller to undertake this review. The Seller shall be entitled to notify the Company that it disagrees with the draft statement of the EXL Pune NAV, any such notification to give reasons in detail for such disagreement, at any time up to and including the date that is five Business Days after delivery to it of the draft statement. In the absence of notification on or before that date, the Seller shall be deemed to have agreed to such draft statement in the form delivered to it and the Purchaser shall procure that the Company shall deliver to ExlService Holdings, Inc. a copy of the draft statement of the EXL Pune NAV in such form, in accordance with the requirements of clause 4 (Consideration) of the EXL Pune SSPA.

7.3	In the event that a notification of disagreement is given to the Company in accordance with sub-clause 7.2, the Seller and the Company shall (in conjunction with the Company’s auditors and the Seller’s accountants (if relevant)) meet and discuss the Seller’s objections to the draft statement referred to in sub-clause 7.1 (and any other matters relating to the draft statement which are raised by the Seller) in order to seek to reach agreement upon such adjustments (if any) to the draft statement as are acceptable to the Seller and the Company. If no agreement has been reached upon such adjustments on the date 28 Business Days after delivery to the Company of the draft statement of the EXL Pune NAV, then the Purchaser shall procure that the Company shall deliver to ExlService Holdings, Inc. a draft statement of the EXL Pune NAV in such form as the Seller shall, in its discretion (but acting reasonably), specify.

7.4	Following the delivery of the draft statement of the EXL Pune NAV to ExlService Holdings, Inc., the Purchaser shall procure that the Company shall:
(A)	promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request;

(B)	co-operate with the Independent Accountant and comply with any reasonable requests made by that Independent Accountant in connection with it carrying out its duties as provided for under the EXL Pune SSPA; and

(C)	allow the Seller to take sole conduct of further negotiations with ExlService Holdings Inc. and the Independent Accountant in connection with the determination of the EXL Pune NAV, including, but not limited to:
(i)	meeting with ExlService Holdings, Inc. and discussing with ExlService Holdings, Inc. its objections to the draft statement of the EXL Pune NAV and, where applicable, agreeing adjustments to the draft statement of the EXL Pune NAV;

(ii)	appointment of the Independent Accountant;

(iii)	providing notification of outstanding matters in dispute to the Independent Accountant;

(iv)	preparation of Company’s Opening Submissions; and

(v)	preparation of Company’s Submissions in Reply,
provided that the Seller agrees to pay to the Company that proportion of the fees of the Independent Accountant incurred in relation to the final determination of the statement of the EXL Pune NAV as the Independent Accountant determines should be paid by the Company.
7.5	Upon the final determination of the statement of the EXL Pune NAV in accordance with the terms of either sub-clause 4.5 or 4.7 of the EXL Pune SSPA (as applicable), the amounts representing the EXL Pune NAV and the EXL Pune Cash stated in Indian Rupees shall be converted to pounds sterling in order to determine the EXL Pune NAV and the EXL Pune Cash for the purposes of this Agreement. Such conversion is to be made at the Exchange Rate prevailing on the date of the final determination of the statement of the EXL Pune NAV. The Seller shall pay to the Purchaser by telegraphic transfer within seven Business Days of such determination an amount equal to:
(A)	EXL Pune NAV less EXL Pune Provisional Consideration; less

(B)	EXL Pune Cash less EXL Pune Provisional Cash,
unless such amount is negative. If the amount is negative no amount shall be payable by the Seller to the Company pursuant to this sub-clause 7.5 and, subject to sub-clause 7.6 below, the Purchaser shall pay to the Seller an amount equal to the absolute value of such negative amount by telegraphic transfer within seven Business Days of determination of such amount.
7.6	Notwithstanding sub-clause 7.5 above, if ExlService Holdings Inc. fails to pay to the Company an amount owed to the Company pursuant to sub-clause 4.12.2 of the EXL Pune SSPA, then the Purchaser shall be entitled to withhold payment to the Seller of that part of the amount that would otherwise be payable by the Purchaser to the Seller pursuant to sub-clause 7.5 above that is equal to the amount the amount that ExlService Holdings Inc. has failed to pay, provided that if such payment is not received by the Company in accordance with sub-clause 4.12.2 of the EXL Pune SSPA, the Purchaser shall procure that the Company shall:
(A)	forthwith notify the Seller by written notice;

(B)	promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require the Company to take such action and give such information and assistance in order to avoid, bring, dispute, resist, mitigate, settle, compromise, defend or appeal (as appropriate) any claim or counter-claim in respect thereof or adjudication with respect thereto;

(C)	at the request of the Seller, without limitation of sub-clause 7.6(B), allow the Seller to take the sole conduct of an action against ExlService Holdings, Inc. (or a subsidiary of ExlService Holdings, Inc.) as the Seller may deem appropriate in connection with the failure by ExlService Holdings, Inc. (or a subsidiary of ExlService Holdings, Inc.) to make such payment in the name of the Company and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may require in avoiding, bringing, disputing, resisting, settling, compromising, defending or appealing (as appropriate) any such claim or counter-claim or adjudication in respect thereof and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Company, as appropriate, but to act solely in accordance with the Seller’s instructions; and

(D)	make no agreement, settlement, compromise or admission of liability, with ExlService Holdings, Inc. (or a subsidiary of ExlService Holdings, Inc.) in relation to any such claim, or counter-claim, or adjudication without the prior written consent of the Seller.
7.7	Any payment made pursuant to this clause 7 shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment.

7.8	In this clause 7, the terms “Business Day”, “Independent Accountant”, “Opening Submissions” and “Submissions in Reply” shall have the respective meanings given to them in the EXL Pune SSPA.

8.	Chennai SPV Transfer
8.1	As soon as practicable after completion of the Chennai SSPA and, in any event within 20 Business Days of completion of the Chennai SSPA, the Purchaser shall procure that the Company, in accordance with the requirements of clause 4 (Consideration) of the Chennai SSPA, shall prepare (or cause the preparation of) and deliver to the Seller a draft statement of the Chennai NAV drawn up in accordance with the requirements of clause 4 (Consideration) of the Chennai SSPA (such draft statement to include an amount for the Chennai NAV, Chennai Cash and Chennai Inter-company Payable).

8.2	Following receipt of the statement delivered to it under sub-clause 8.1, the Seller shall be entitled (but not obliged) to undertake (or procure its accountants to undertake) a review of the draft statement of the Chennai NAV and the Purchaser shall procure that the Company shall the provide to the Seller and its accountants all assistance and information reasonably required by the Seller and/or (as the case may be) its accountants in order to enable the Seller to undertake this review. The Seller shall be entitled to notify the Company that it disagrees with the draft statement of the Chennai NAV, any such notification to give reasons in detail for such disagreement, at any time up to and including the date that is five Business Days after delivery to it of the draft statement. In the absence of notification on or before that date the Seller shall be deemed to have agreed to such draft statement in the form delivered to it and the Purchaser shall procure that the Company shall deliver to 24/7 Customer.com Inc. a copy of the draft statement of the Chennai NAV in such form, in accordance with the requirements of clause 4 (Consideration) of the Chennai SSPA.

8.3	In the event that a notification of disagreement is given to the Company in accordance with sub-clause 8.2, the Seller and the Company shall (in conjunction with the Company’s auditors and the Seller’s accountants (if relevant)) meet and discuss the Seller’s objections to the draft statement referred to in sub-clause 8.1 (and any other matters relating to the draft statement which are raised by the Seller) in order to seek to reach agreement upon such adjustments (if any) to the draft statement as are acceptable to the Seller and the Company. If no agreement has been reached upon such adjustments on the date 28 Business Days after delivery to the Company of the draft statement of the Chennai NAV, then the Purchaser shall procure that the Company shall deliver to 24/7 Customer.com Inc. a draft statement of the Chennai NAV in such form as the Seller shall, in its discretion (but acting reasonably), specify.

8.4	Following the delivery of the draft statement of the Chennai NAV to 24/7 Customer.com Inc., the Purchaser shall procure that the Company shall:
(A)	promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request;

(B)	co-operate with the Independent Accountant and comply with any reasonable requests made by that Independent Accountant in connection with it carrying out of the its duties as provided for under the Chennai SSPA; and

(C)	allow the Seller to take sole conduct of further negotiations with 24/7 Customer.com Inc. and the Independent Accountant in connection with the determination of the Chennai NAV, including, but not limited to:
(i)	meeting with 24/7 Customer.com Inc. and discussing with 24/7 Customer.com Inc. its objections to the draft statement of the Chennai NAV and, where applicable, agreeing adjustments to the draft statement of the Chennai NAV;

(ii)	appointment of the Independent Accountant;

(iii)	providing notification of outstanding matters in dispute to the Independent Accountant;

(iv)	preparation of the Company’s Opening Submissions; and

(v)	preparation of the Company’s Submissions in Reply,
provided that the Seller agrees to pay to the Company that proportion of the fees of the Independent Accountant incurred in relation to the final determination of the statement of the Chennai NAV as the Independent Accountant determines should be paid by the Company.
8.5	Upon the final determination of the statement of the Chennai NAV in accordance with the terms of either sub-clause 4.6 or 4.8 of the Chennai SSPA (as applicable) and the final determination of the Chennai Inter-company Payable in accordance with the terms of sub-clause 4.14 of the Chennai SSPA, the amounts representing the Chennai NAV, Chennai Cash and the Chennai Inter-company Payable stated in Indian Rupees shall be converted to pounds sterling in order to determine the Chennai NAV, Chennai Cash and Chennai Inter-company Payable for the purposes of this Agreement. Such conversion is to be made at the Exchange Rate prevailing on the date of the final determination of the statement of the Chennai NAV. The Seller shall pay to the Purchaser by telegraphic transfer within seven Business Days of such determination an amount equal to:
(A)	Chennai NAV less Chennai Provisional Consideration; less

(B)	Chennai Cash less Chennai Provisional Cash, plus

(C)	Chennai Inter-company Payable less Chennai Provisional Inter-company Payable, unless such amount is negative. If the amount is negative no amount shall be payable by the Seller to the Company pursuant to this sub-clause 8.5 and, subject to sub-clause 8.6 below, the Purchaser shall pay to the Seller an amount equal to the absolute value of such negative amount by telegraphic transfer within seven Business Days of determination of such amount.
8.6	Notwithstanding sub-clause 8.5 above, if:
(A)	as a result of sub-clause 4.15 of the Chennai SSPA the amount payable by 24/7 Customer.com Inc. to the Company pursuant to the Chennai SSPA is less than the amount that the Company would, but for this sub-clause 8.6(A), be liable to pay to the Seller, then the liability of the Company to the Seller pursuant to clause 8.5 shall be limited to the amount payable by 24/7 Customer.com Inc. to the Company, taking account of sub-clause 4.15 of the Chennai SSPA; and
(B)	24/7 Customer.com Inc. fails to pay to the Company an amount payable to Company pursuant to sub-clause 4.13.2 of the Chennai SSPA, then the Purchaser shall be entitled to withhold payment to the Seller of that part of the amount that would otherwise be payable by the Purchaser to the Seller pursuant to clause 8.5 above that is equal to the amount that 24/7 Customer.com Inc. has failed to pay, provided that if such payment is not received by the Company in accordance with sub-clause 4.13.2 of the Chennai SSPA, the Purchaser shall procure that the Company shall:
(i)	forthwith notify the Seller by written notice;

(ii)	promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require the Company to take such action and give such information and assistance in order to avoid, bring, dispute, resist, mitigate, settle, compromise, defend or appeal (as appropriate) any claim or counter-claim in respect thereof or adjudication with respect thereto;

(iii)	at the request of the Seller, without limitation of sub-clause 8.6(B), allow the Seller to take the sole conduct of such action against 24/7 Customer.com Inc. (or a subsidiary of 24/7 Customer.com Inc.) as the Seller may deem appropriate in connection with the failure by 24/7 Customer.com Inc. (or a subsidiary of 24/7 Customer.com Inc.) to make such payment in the name of the Company and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may require in avoiding, bringing, disputing, resisting, settling, compromising, defending or appealing (as appropriate) any such claim or counter-claim or adjudication in respect thereof and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Company, as appropriate, but to act solely in accordance with the Seller’s instructions; and

(iv)	make no agreement, settlement, compromise or admission of liability, with 24/7 Customer.com Inc. (or a subsidiary of 24/7 Customer.com Inc.) in relation to any such claim, or counter-claim, or adjudication without the prior written consent of the Seller.
8.7	Any payment made pursuant to this clause 8 shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment.

8.8	In this clause 8, the terms “Business Day”, “Independent Accountant”, “Opening Submissions” and “Submissions in Reply” shall have the respective meanings given to them in the Chennai SSPA.

9.	Purchaser’s warranties and undertakings
9.1	The Purchaser warrants that:
(A)	the Purchaser has full capacity and authority and has obtained all necessary licences, permits and consents to enter into and perform its obligations under this Agreement and the other Share Purchase Documents to which it is a party;

(B)	this Agreement and the other Share Purchase Documents have been duly authorised by it and is executed by its duly authorised representatives;

(C)	the obligations of the Purchaser under this Agreement constitute, and the obligations of the Purchaser under the other Share Purchase Documents will, when delivered, constitute binding obligations of the Purchaser in accordance with their respective terms;

(D)	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the other Share Purchase Documents will not:
(i)	result in a material breach of any provision of the constitutional documents of the Purchaser;

(ii)	result in a material breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound; or

(iv)	require the consent of its shareholders or of any other person (including any statutory or non-statutory regulator or ombudsman to whose regulatory regime any member of the Group or of the Purchaser’s Group is subject);
(E)	the Purchaser is not insolvent or unable to pay its debts and no order has been made or resolution passed for its winding up or for an administration order and no receiver, administrative receiver or manager has been appointed by any person of its business or all or a substantial part of its assets or any material part thereof nor has any equivalent event taken place in any jurisdiction other than England or Wales; and

(F)	as at the date of this Agreement, the Purchaser is not aware of anything likely to lead to any of the events referred to in sub-clauses 9.1(A) to (E) above.
9.2	Following Completion, the Purchaser undertakes to use all reasonable endeavours to procure as soon as possible and in any event within three months of Completion the release (by providing to the beneficiary of each such guarantee, indemnity or contingent obligation a bank guarantee or other security arrangement reasonably acceptable to the beneficiary, if and to the extent required) of the Seller or any member of the Retained Group from any guarantee, indemnity or other contingent obligation given by or binding upon the Seller or any other member of the Retained Group in relation to or arising out of any obligations or liabilities of any member of the Group. For the avoidance of doubt and in respect of any guarantee, indemnity or other contingent obligation given by or binding upon the Seller or any other member of the Retained Group, this sub-clause 9.2 will not operate so as to require the Purchaser to incur or assume any liability or obligation beyond the liability or obligation given by or binding upon the Seller or any other member of the Retained Group in respect of that guarantee, indemnity or other contingent obligation.
9.3	Pending release of the Seller or any member of the Retained Group from any guarantee, indemnity or other contingent obligation referred to in sub-clause 9.2 above, the Purchaser undertakes to hold and keep the Seller, for itself and as trustee for the other members of the Retained Group, indemnified on an after-Tax basis from and against all actions, claims, proceedings, loss, damage, all payments, costs or expenses incurred by the Seller or any other member of the Retained Group in relation to or arising out of any guarantee, indemnity or other contingent obligation given or undertaken by the Seller or any other member of the Retained Group in relation to or arising out of any obligations or liabilities of any member of the Group arising after Completion.

9.4	The Purchaser undertakes to procure that the Company shall transfer all of its rights, obligations and liabilities under the Noida ISFA and the Ancilliary Noida Documents (as both those terms are defined in the EXL Noida Settlement Deed) to Aviva Global Services (Management Services) Private Limited by procuring that the Company shall execute and deliver one or more counterparts or engrossments of a novation agreement in the form attached to the EXL Noida Settlement Deed at Annex III (as modified to reflect the Seller’s choice of Aviva Global Services (Management Services) Private Limited as transferee) as soon as reasonably practicable after a request from the Seller and do all such acts and things as may reasonably be required for the purpose of giving effect to that transfer.

9.5	The Purchaser undertakes to procure that the Company shall not terminate, revoke, amend, waive, novate, assign or otherwise modify in any way, whether in whole or in part, either the EXL Noida Settlement Deed or the EXL Noida Escrow Deed.

9.6	The Purchaser undertakes to procure that the Company pay to Norwich Union Insurance Limited £796,911 or such other amount as is paid to the Company by ExlService Holdings, Inc. (or a subsidiary of ExlService Holdings, Inc.) pursuant to the EXL Noida Settlement Deed by way of a refund of the capital investment made by Norwich Union Insurance Limited in a subsidiary of ExlService Holdings, Inc. Upon receipt of such amount by the Company from ExlService Holdings, Inc., the Purchaser shall procure that the Company shall (i) immediately give notice of such receipt to the Seller; and (ii) within seven Business Days of such receipt pay such amount to Norwich Union Insurance Limited by telegraphic transfer. If payment is not received by the Company in accordance with the EXL Noida Settlement Deed, the Purchaser shall procure that the Company shall:
(A)	forthwith notify the Seller by written notice;

(B)	subject to the Seller indemnifying the Company in a form reasonably satisfactory to the Purchaser against any liability, cost, damage or expense which may be properly incurred thereby, promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require the Company to take such action and give such information and assistance in order to avoid, bring, dispute, resist, mitigate, settle, compromise, defend or appeal (as appropriate) any claim or counter-claim in respect thereof or adjudication with respect thereto;

(C)	at the request of the Seller, without limitation of sub-clause 9.6(B), allow the Seller to take the sole conduct of such action against ExlService Holdings, Inc. (or a subsidiary of ExlService Holdings, Inc.) as the Seller may deem appropriate in connection with the failure by ExlService Holdings, Inc. (or a subsidiary of ExlService Holdings, Inc.) to make such payment in the name of the Company and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may require in avoiding, bringing, disputing, resisting, settling, compromising, defending or appealing (as appropriate) any such claim or counter-claim or adjudication in respect thereof and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Company, as appropriate, but to act solely in accordance with the Seller’s instructions; and

(D)	make no agreement, settlement, compromise or admission of liability, with ExlService Holdings, Inc. (or a subsidiary of ExlService Holdings, Inc.) in relation to any such claim, or counter-claim, or adjudication without the prior written consent of the Seller.
9.7	(A)	The Purchaser undertakes to procure that the Company shall do all such acts and things as may be required on its part to complete:
(i)	the EXL Pune SSPA within 30 days of the issue of the EXL Pune Completion Notice or (failing that) as soon as reasonably practicable thereafter; and

(ii)	the Chennai SSPA on or before 1 August 2008.
(B)	Without limitation, the Purchaser shall procure that (unless the Seller otherwise agrees in writing) the Company shall:
(i)	not terminate, revoke, amend, waive, novate, assign or otherwise modify in any way, whether in whole or in part, any of the EXL Pune Completion Notice, the EXL Pune Escrow Deed, the EXL Pune SSPA, or the Chennai SSPA;

(ii)	waive the conditions referred to in sub-clause 3.1(B) of the EXL Pune Escrow Deed if such conditions have not been fulfilled within 30 days of the issue of the EXL Pune Completion Notice;

(iii)	pay the EXL Pune Provisional Consideration in Indian Rupees and into such bank account(s) of EXL Service.com (India) Private Limited and Rajiv Kishan

Luthra as ExlService Holdings, Inc. shall nominate in accordance with sub-clause 6.2.3 of the EXL Pune SSPA; and

(iv)	pay the Chennai Initial Payment in US Dollars to 24/7 Customer.com Inc. in accordance with sub-clause 4.1 of the Chennai SSPA.
(C)	The Seller agrees to provide all such assistance and cooperation to the Purchaser in complying with its obligations under sub-clause 9.7(A) as the Purchaser may reasonably require. Without limitation, the Seller:
(i)	shall promptly give such information and access to personnel, documents and records within the power and control of a member of the Retained Group as the Purchaser may reasonably require for that purpose; and

(ii)	the Seller shall give due consideration to any reasonable request for the Purchaser to refer to the Seller in any announcement proposed to be made by the Purchaser or the Company in connection with either or both bringing, disputing, resisting, settling, compromising, defending or appealing any such claim or counter-claim required for this purpose or any adjudication in respect thereof.
(D)	Without limitation of sub-clause 9.7(A)(i) the Seller shall use reasonable endeavours (without being obliged to incur any expenditure) to assist EXL Pune SPV to obtain the approvals or written clarifications referred to in sub-clause 3.1(B) of the EXL Pune Escrow Deed as soon as reasonably practicable after the service of the EXL Pune Completion Notice with such reasonable endeavours to include the Seller encouraging EXL Pune SPV to write (in or substantially in the form of the letter provided to EXL Service Holdings, Inc. and/or EXL Pune SPV on behalf of the Seller before the date of this Agreement) as soon as reasonably practicable after the date of service of the EXL Pune Completion Notice to each of the Department of Telecommunications and the Indian Customs authorities for the respective approval or written clarification referred to in such sub-clause.

(E)	Without limitation of sub-clause 9.7(A)(ii) the Seller shall use reasonable endeavours (without being obliged to incur any expenditure) to assist Chennai SPV to obtain the consents referred to in sub-clause 5 of the Chennai SSPA (if such consents are required) as soon as reasonably practicable after Completion with such reasonable endeavours to include the Seller encouraging Chennai SPV to write as soon as reasonably practicable after Completion to each of the Indian Department of Telecommunications and the Indian Customs authorities for their respective consents.
9.8	In the event that ExlService Holdings, Inc. fails to comply with any of its obligations under sub-clause 6.2 of the EXL Pune SSPA or, the Purchaser undertakes to procure that the Company shall:
(A)	forthwith notify the Seller by written notice;

(B)	promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require the Company to take such action and give such information and assistance in order to compel (in the case of a failure to comply with the EXL Pune SSPA) ExlService Holdings, Inc. to comply with its obligations under clause 6.2 of the EXL Pune SSPA as soon as reasonably practicable after Completion (as that term is defined in the EXL Pune SSPA);

(C)	at the request of the Seller, without limitation of sub-clause 9.8(B), allow the Seller to take the sole conduct of such action against ExlService Holdings, Inc. as the Seller may deem appropriate in connection with the failure by ExlService Holdings, Inc. to comply with any of its obligations under clause 6.2 of the EXL Pune SSPA and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may require in avoiding, bringing, disputing, resisting, settling, compromising, defending or appealing any such claim or any counter-claim or any adjudication in respect thereof and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Company, as appropriate, but to act solely in accordance with the Seller’s instructions; and

(D)	in the case of a failure of EXL Pune SPV to comply with the EXL Pune SSPA, make no agreement, settlement, compromise or admission of liability, with ExlService Holdings, Inc. (or a subsidiary of ExlService Holdings, Inc.) in relation to any such claim, counterclaim, or adjudication without the prior written consent of the Seller.
9.9	In the event that 24/7 Customer.com Inc fails to comply with any of its obligations under sub-clause 6.2 of the Chennai SSPA, the Purchaser undertakes to procure that the Company shall:
(A)	forthwith notify the Seller by written notice;

(B)	promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require the Company to take such action and give such information and assistance in order to compel (in the case of a failure to comply with the Chennai SSPA) 24/7 Customer.com Inc to comply with its obligations under clause 6.2 of the Chennai SSPA as soon as reasonably practicable after Completion (as that term is defined in the Chennai SSPA);

(C)	at the request of the Seller, subject as provided in sub-clause 9.8(B), allow the Seller to take the sole conduct of such action against 24/7 Customer.com Inc as the Seller may deem appropriate in connection with the failure by 24/7 Customer.com Inc to comply with any of its obligations under clause 6.2 of the Chennai SSPA and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may require in avoiding, bringing, disputing, resisting, settling, compromising, defending or appealing any such claim or any counter-claim or any adjudication in respect thereof and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Company, as appropriate, but to act solely in accordance with the Seller’s instructions; and
(D)	in the case of a failure of Chennai SPV to comply with the Chennai SSPA, make no agreement, settlement, compromise or admission of liability, with 24/7 Customer.com Inc (or a subsidiary of 24/7 Customer.com Inc) in relation to any such claim, counterclaim, or adjudication without the prior written consent of the Seller.
9.10	The Purchaser undertakes to procure that each of the Company and EXL Pune SPV shall, following completion of the EXL Pune SSPA, comply in a timely manner with all applicable post-completion obligations of the Company and EXL Pune SPV, under the EXL Pune SSPA. In particular, but without limitation, the Purchaser undertakes to procure that the Company shall pay in Indian Rupees any amount required to be paid by the Company in accordance with sub-clause 4.12.2 of the EXL Pune SSPA into such bank account(s) of EXL Service.com (India) Private Limited and Rajiv Kishan Luthra as ExlService Holdings, Inc. shall nominate.

9.11	The Purchaser undertakes to procure that each of the Company and Chennai SPV shall, following completion of the Chennai SSPA, comply in a timely manner with all applicable post-completion obligations of the Company and Chennai SPV, under the Chennai SSPA. In particular, but without limitation, the Purchaser undertakes to procure that:
(A)	Chennai SPV shall pay the Chennai Provisional Inter-company Payable to 24/7 Customer.com, Inc. in accordance with sub-clause 4.3 of the Chennai SSPA;

(B)	the Company shall pay in US Dollars any amount required to be paid by the Company in accordance with sub-clause 4.13.1 of the Chennai SSPA into such bank account(s) as is nominated by 24/7 Customer.com Inc.; and

(C)	Chennai SPV shall pay any amount required to be paid by Chennai SPV in accordance with sub-clause 4.14 of the Chennai SSPA.
9.12	Any payments made by the Purchaser or the Seller pursuant to this clause 9 or as a result of the breach of warranties or undertakings given by the Purchaser pursuant to this clause 9 shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment.
10.	Purchaser’s remedies and Seller’s limitations on liability
10.1	The Purchaser shall not be entitled to claim that any fact, event, circumstance, matter, act or omission causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter, or the Disclosure Documents or in any other document referred to in the Disclosure Letter.

10.2	No liability shall attach to the Seller in respect of claims under the Warranties if and to the extent that the limitations set out in Schedule 3 (Limitations on the Seller’s liability) apply.

10.3	If, at any time (and whether before, at or following Completion) the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 5 (Seller’s Warranties) or not) that there has been any breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to terminate or rescind this Agreement. This sub-clause 10.3 shall be without prejudice to the Purchaser’s rights under sub-clause 4.4 (Completion).
11.	Retained Group Brands
11.1	The Purchaser acknowledges and agrees that nothing in this Agreement shall transfer or licence, or shall operate as an agreement to transfer or licence, any right, title or interest in or to the Names or any associated logo or device which the members of the Retained Group own, or any identical or similar name or mark (the “Seller’s Marks”). Following Completion, the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, hold itself out as being part of or in any way connected with the Retained Group.

11.2	Without prejudice to the provisions of sub-clause 11.1, the trade mark rights of the Retained Group, or the provisions of the Master Services Agreement and subject to sub-clause 11.4, the Purchaser shall procure that for:
(A)	a minimum period of five (5) years following Completion; and

(B)	thereafter for so long as any member of the Retained Group continues to retain an interest in the Seller’s Marks, no member of the Purchaser’s Group shall use the Seller’s Marks.
11.3	The Purchaser shall procure that the Company and the Subsidiaries whose corporate names include any Name, as soon as reasonably practicable following Completion and in any event by the date falling ten Business Days after Completion, pass all required resolutions to change their corporate names to a name which does not include any Name or any confusingly similar name and shall procure the prompt registration of the new name with the appropriate court or registry. Upon receipt of confirmation from the appropriate court or registry that such name change has been effected, the Purchaser shall provide the Seller with written proof that such name change has been effected.

11.4	Except to the extent that the same is expressly permitted under the Master Services Agreement, the Purchaser shall procure that the Company and each of the Subsidiaries shall by the last day of the third month following the Completion Date:
(A)	have ceased to use all of the Seller’s Marks; and

(B)	have removed or deleted the Seller’s Marks from all existing stocks, sales literature, promotional materials, invoices, business cards, internet websites, stationary, buildings, signage and vehicles.

11.5	This clause 11 is given by the Purchaser for the benefit of the Seller and for each member of the Retained Group and each member of the Retained Group shall be entitled to enforce the terms of this clause 11 against the Purchaser in accordance with the terms of clause 26 (Contracts (Rights of Third Parties) Act 1999).
12.	Intellectual Property and Business Information
12.1	Save to the extent any (i) Intellectual Property, or (ii) rights in Business Information have, in either case, in the previous twelve months been exclusively used by the Group, if a member of the Group owns after Completion any (i) Intellectual Property, or (ii) rights in Business Information which, in either case, in the year prior to Completion related to the business of the Retained Group, the Purchaser shall procure that such Intellectual Property and/or rights in Business Information are transferred to the Seller or a company nominated by the Seller for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

12.2	Except to the extent that the same is expressly provided for in the Master Services Agreement, each of (i) the Purchaser and (ii) the Seller shall procure that all licenses of any Intellectual Property or rights in Business Information owned by any member of respectively (i) the Retained Group (or to be owned by the Seller or its nominee pursuant to sub-clause 12.1), or (ii) the Group (or to be owned by the Purchaser or its nominee pursuant to this Agreement) granted to any member of the Group or any member of the Retained Group (respectively) terminate at Completion.
13.	Gross Payments
13.1	All sums payable under this Agreement shall be paid free and clear of all deductions and withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any such sums (with the exception of deductions and withholdings that are required by law to be made from the consideration for the sale of the Shares to which sub-clause 13.2 shall instead apply) then to the extent that they are not expressed to be paid on an after-Tax basis, the party liable to make the payment shall pay to the recipient such sums as will, after the deduction or withholding is made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.2	If any deductions or withholdings are required by law to be made from the consideration for the sale of the Shares, the Purchaser shall pay to the Seller such sums as will, after the deduction or withholding is made, leave the Seller with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding and for such purpose the amount the Seller would have been so entitled to receive shall be the Share Purchase Price as referred to in clause 3 (Consideration).

13.3	The parties agree for the avoidance of doubt that:
(A)	where the Purchaser makes a deduction or withholding from the consideration for the sale of the Shares as paid on Completion, the Purchaser shall not and shall not be entitled to set off or otherwise deduct, or take into account any amount which it is owed or may claim, claims or has claimed by or from the Seller (including any amount which it may claim, claims or has claimed under sub-clause 2.3 of the Tax Covenant) against its liability to pay an increased amount to the Seller as provided for in sub-clause 13.2; and
(B)	where the Purchaser has made no deduction or withholding from the consideration for the sale of the Shares as paid on Completion and subsequently the Seller pays an amount to the Purchaser under sub-clause 2.3 of the Tax Covenant in respect of a liability for an amount which should have been deducted or withheld from such consideration, the Seller shall not be entitled to claim that the making of such payment under sub-clause 2.3 of the Tax Covenant has reduced the amount it has received so as to result in a further payment being due to it under sub-clause 13.2.
14.	Access
14.1	The Purchaser shall make available to the Seller any Books and Records of any member of the Group (or, if practicable, the relevant parts of those Books and Records) which are required by the Seller for the purpose of dealing with its Tax affairs and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller and subject to the Seller giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to the Seller for inspection (during Working Hours) and copying (at the Seller’s expense) for and only to the extent necessary for such purpose and for a period of six years from Completion.

14.2	The Seller shall make available to the Purchaser any Books and Records of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are required by the Purchaser for the purpose of dealing with its Tax affairs and, accordingly, the Seller shall, upon being given reasonable notice by the Purchaser and subject to the Purchaser giving such undertaking as to confidentiality as the Seller shall reasonably require, procure that such Books and Records are made available to the Purchaser for inspection (during Working Hours) and copying (at the Purchaser’s expense) for and only to the extent necessary for such purpose and for a period of six years from Completion.
15.	Effect of Completion
Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.
16.	Remedies and waivers
16.1	Except as provided in Schedule 3 (Limitations on the Seller’s liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.
16.2	Except as provided in Schedule 3 (Limitations on the Seller’s liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
17.	Assignment
17.1	Subject to sub-clause 17.2, the Purchaser shall not assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, the Agreement or the other Share Purchase Documents (or any causes of action arising in connection with any of them).

17.2	The benefit of this Agreement shall be assignable by the Purchaser to a wholly-owned member of the Purchaser’s Group (provided that, if such assignee is to cease to be a wholly-owned member of the Purchaser’s Group, then the Purchaser shall procure that such assignee shall re-assign such benefit prior to ceasing to be a wholly owned member of the Purchaser’s Group to a company that is a wholly-owned member of the Purchaser’s Group).

17.3	Subject to sub-clause 17.1, the Purchaser shall not make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Share Purchase Documents.

17.4	The parties hereby agree that where the Purchaser assigns the benefit of this Agreement in whole or in part to any other person, the rights of the Seller and all members of the Retained Group under this Agreement against the Purchaser’s Group shall be no less than such rights would have been had the assignment not occurred and the liabilities of the Seller and all members of the Retained Group under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

17.5	The Purchaser shall not sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement or the other Share Purchase Documents.
18.	Further assurance
Insofar as it is able to do so after Completion, the Seller shall, on being required to do so by the Purchaser and at the Purchaser’s expense, do or procure the doing of all such acts and/or execute or procure the execution of such documents as the Purchaser may reasonably consider necessary for vesting the Shares, the AGSSV Share and the Bangalore Share in the Purchaser or its nominee(s) in accordance with the terms of this Agreement.

19.	Entire Agreement
19.1	The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares. In entering into the Share Purchase Documents, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them.

19.2	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Share Purchase Documents.

19.3	For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this Agreement.

19.4	This Agreement may only be varied in writing signed by each of the parties.
20.	Notices
20.1	A notice under this Agreement shall only be effective if it is in writing. Faxes and e-mail are not permitted.

20.2	Notices under this Agreement shall be sent to a party to this Agreement at its address or number and for the attention of the individual (or individuals) set out below:

Party and title of individual	Address

Aviva plc
Company Secretary of Aviva plc	Aviva plc St Helen’s 1 Undershaft London, EC3P 3DQ

Seller
Company Secretary of Aviva plc c/o Company Secretary of Aviva International Holdings Limited	Aviva plc c/o Aviva International Holdings Limited St Helen’s 1 Undershaft London, EC3P 3DQ

Purchaser
Company Secretary of WNS Capital Investment Limited	Multiconsult, 10 Frere Felix de Valois Street, Port Louis, Mauritius

Party and title of individual	Address

Copy to:

Vikas Gupta	WNS Global Services Pvt. Ltd., Gate 4, Godrej & Boyce Complex, Pirojashah Nagar, Vikhroli (W), Mumbai — 400079, India
Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause.
20.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(A)	if delivered personally, on delivery; and

(B)	if sent by first class post, two clear Business Days after the date of posting.
20.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

20.5	The provisions of this clause shall not apply in relation to the service of Service Documents.
21.	Announcements
21.1	No announcement concerning the sale of the Shares or any ancillary matter shall be made by either party to this Agreement without the prior written approval of the other, such approval not to be unreasonably withheld or delayed. This sub-clause does not apply in the circumstances described in sub-clause 21.2.

21.2	Either party may make an announcement concerning the sale of the Shares or any ancillary matter if required by:
(A)	law; or

(B)	any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law, subject to the party concerned taking all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement.
21.3	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.

22.	Confidentiality
22.1	Each party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:
(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement; or

(D)	the other party,
and the Purchaser shall also treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to the Retained Group.
22.2	Notwithstanding the other provisions of this clause, either party may disclose confidential information:
(A)	if and to the extent required by law or for the purpose of any Proceedings;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;

(D)	to its professional advisers, auditors and bankers subject to the party procuring each such recipient’s agreement to keep such information confidential to the same extent as if such recipient were a party to this Agreement;

(E)	if and to the extent the information has come into the public domain through no fault of that party; or

(F)	if and to the extent the other party has given prior written consent to the disclosure.
Any information to be disclosed pursuant to paragraph (B) shall be disclosed only after consultation with the other party, to the extent permitted by law.
22.3	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.
23.	Costs and expenses
23.1	Except as otherwise stated in any other provision of this Agreement or the Share Purchase Documents, each party to this Agreement shall pay its own costs and expenses incurred in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the Share Purchase Documents and all other documents referred to in this Agreement.
24.	Counterparts
24.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

24.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.
25.	Invalidity
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
26.	Contracts (Rights of Third Parties) Act 1999
26.1	Clause 11 (Retained Group Brands) (the “Third Party Rights Clause”) confers a benefit on certain persons named therein who are not a party to this Agreement (each for the purposes of this clause a “Third Party”) and, subject to the remaining provisions of this clause, is intended to be enforceable by the Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

26.2	The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Clause, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

26.3	Notwithstanding the provisions of sub-clause 26.1 this Agreement may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any Third Party.

26.4	Notwithstanding sub-clause 26.1, no Third Party may enforce, or take any step to enforce, the Third Party Rights Clause without the prior written consent of the Seller, which may, if given, be given on and subject to such terms as the Purchaser may determine.
27.	Choice of governing law
This Agreement is governed by and shall be construed in accordance with English law.

28.	Jurisdiction
28.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts. This clause is not concluded for the benefit of any particular party or parties to this Agreement.

28.2	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

28.3	Each party irrevocably submits and agrees to submit to the exclusive jurisdiction of the English courts.
29.	Agent for service
29.1	Purchaser irrevocably appoints WNS Global Services (UK) Limited of Acre House, 11-15 William Road, London, NW1 3ER to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

29.2	Any Service Document shall be deemed to have been duly served if marked for the attention of WNS Global Services (UK) Limited at Acre House, 11-15 William Road, London, NW1 3ER or such other address within England and Wales as may be notified to the party wishing to serve the Service Document and:
(A)	left at the specified address; or

(B)	sent to the specified address by first class post.
In the case of (A), the Service Document will be deemed to have been duly served when it is left. In the case of (B), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.
29.3	If an agent at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent having an address for service in England or Wales and shall notify the Seller of the name and address of the replacement agent. Failing such appointment and notification, the Seller shall be entitled by notice to the Purchaser to appoint a replacement agent to act on the Purchaser’s behalf. The provisions of this sub-clause 29.3 applying to service on an agent apply equally to service on a replacement agent.

29.4	A copy of any Service Document served on an agent shall be sent by post to the Purchaser. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

30.	Language
Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be in English.
THE PARTIES have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

Signed by the parties to this Agreement:

Signed by Steven Turpie	)
for and on behalf of	)
AVIVA GLOBAL SERVICES	)	/s/ Steven Turpie
(MANAGEMENT SERVICES))
PRIVATE LIMITED	)

Signed by Johnson Jayaratnam	)
Selvadurai for and on behalf of	)
WNS CAPITAL INVESTMENT	)	/s/ Johnson Jayaratnam Selvadurai
LIMITED	)